Exhibit 99.3

NRG SOLAR KANSAS SOUTH LLC

Financial Statements

December 31, 2013

(With Independent Auditors’ Report Thereon)

NRG SOLAR KANSAS SOUTH LLC

Table of Contents

Page(s)

Independent Auditors’ Report	1–2

Balance Sheet	3

Statement of Operations and Comprehensive Income – Period from May 13, 2013 (acquisition) to December 31, 2013	4

Statement of Member’s Equity – Period from May 13, 2013 (acquisition) to December 31, 2013	5

Statement of Cash Flows – Period from May 13, 2013 (acquisition) to December 31, 2013	6

Notes to Financial Statements	7–15

Independent Auditors’ Report

The Member
NRG Solar Kansas South LLC:

We have audited the accompanying financial statements of NRG Solar Kansas South LLC, which comprise the balance sheet as of December 31, 2013, and the related statements of operations and comprehensive income, member’s equity, and cash flows for the period from May 13, 2013 (acquisition) to December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of NRG Solar Kansas South LLC as of December 31, 2013, and the results of its operations and its cash flows for the period from May 13, 2013 (acquisition) to December 31, 2013, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 29, 2014

NRG SOLAR KANSAS SOUTH LLC

Balance Sheet

December 31, 2013

(Amounts in thousands)

Assets
Current assets:
Restricted cash	$3,483
Accounts receivable — trade	225
Prepaid assets	22
Renewable energy grant receivable	21,115
Total current assets	24,845
Property, plant, and equipment:
Property, plant, and equipment	51,533
Less accumulated depreciation	(1,277)
Net property, plant, and equipment	50,257
Other assets:
Notes receivable	369
Derivative assets	2,161
Other noncurrent assets	272
Total assets	$77,904
Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$23,326
Accounts payable — trade	103
Derivative liabilities	539
Other current liabilities	3,770
Total current liabilities	27,738
Other liabilities:
Long-term debt	34,606
Total liabilities	62,344
Commitment and contingencies (note 8)
Member’s equity:
Contributed capital	14,464
Accumulated deficit	(526)
Accumulated other comprehensive income	1,622
Total member’s equity	15,560
Total liabilities and member’s equity	$77,904

See accompanying notes to financial statements.

NRG SOLAR KANSAS SOUTH LLC

Statement of Operations and Comprehensive Income

Period from May 13, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

Operating revenue:
Sales of electricity	$2,523
Total operating revenue	2,523
Operating costs and expenses:
Cost of operations	482
Depreciation expense	1,277
Total operating costs and expenses	1,759
Operating income	764
Other expense, net:
Interest expense	1,290
Total other expense, net	1,290
Net loss	(526)
Other comprehensive income:
Unrealized gain on derivatives	1,622
Other comprehensive income	1,622
Comprehensive income	$1,096

See accompanying notes to financial statements.

NRG SOLAR KANSAS SOUTH LLC

Statement of Member’s Equity

Period from May 13, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

			Accumulated
			other	Total
	Contributed	Accumulated	comprehensive	member’s
	capital	deficit	income	equity
Balance at May 13, 2013	$20,534	—	—	20,534
Net loss	—	(526)	—	(526)
Unrealized loss on derivatives	—	—	1,622	1,622
Capital contributions from Parent	130	—	—	130
Noncash dividend to Parent	(6,200)	—	—	(6,200)
Balance at December 31, 2013	$14,464	(526)	1,622	15,560

See accompanying notes to financial statements.

NRG SOLAR KANSAS SOUTH LLC

Statement of Cash Flows

Period from May 13, 2013 (acquisition) to December 31, 2013

(Amounts in thousands)

Cash flows from operating activities:
Net loss	$(526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,277
Changes in assets and liabilities:
Accounts receivable — trade	(225)
Prepaid assets	(22)
Accounts payable — trade	(200)
Other current liabilities	(1,400)
Net cash used in operating activities	(1,096)
Cash flows from investing activities:
Capital expenditures	(7,144)
Increase in restricted cash	(3,352)
Net cash used in investing activities	(10,496)
Cash flows from financing activities:
Proceeds from issuance of debt	12,457
Payment of term loan	(995)
Capital contributions	130
Net cash provided by financing activities	11,592
Net change in cash and cash equivalents	—
Cash and cash equivalents, beginning of year	—
Cash and cash equivalents, end of year	$—
Supplemental disclosure:
Interest paid	$945
Noncash investing activities:
Reduction of fixed assets for deferred tax asset	$6,200
Reduction of fixed assets for renewable energy grant, net of sequestration reserve	21,115
Noncash financing activities:
Dividend to Parent	$6,200

See accompanying notes to financial statements.

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

(1)                     Nature of Business

NRG Solar Kansas South LLC (Kansas South or the Company), a Delaware limited liability company, is a wholly owned subsidiary of NRG Solar Kansas South Holdings LLC (Kansas South Holdings), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar PV LLC (Solar PV), a Delaware limited liability company, a wholly owned subsidiary of NRG Solar LLC (NRG Solar), a Delaware limited liability company, a wholly owned subsidiary of NRG Repowering Holdings LLC, a Delaware limited liability company, a wholly owned subsidiary of NRG Energy, Inc. (NRG or the Parent).

The Company, along with Kansas South Holdings, was originally a wholly owned subsidiary of Recurrent Energy Development Holdings, LLC (Recurrent) and was organized to develop, design, construct, own, and operate the 20 MW Kansas South photovoltaic solar generating facility located near Stratford, California (the Facility). In February 2013, Solar PV entered into a purchase and sale agreement with Recurrent to acquire 100% of the equity interest in the Company. The acquisition was completed on May 13, 2013.  See note 3, Business Acquisition, for further information regarding the purchase of Kansas South.

In June 2011, the Company entered into a 20-year solar project power purchase agreement (PPA) to provide solar-generated electricity to Pacific Gas and Electric (PG&E). See note 8, Commitments and Contingencies for further information regarding the PPA.

The construction of the Facility was completed and commercial operations commenced on June 7, 2013.

(2)                     Summary of Significant Accounting Policies

The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

(a)                      Restricted Cash

Restricted cash consists primarily of funds held to satisfy the requirements of the Company’s debt agreement. These funds are restricted for current debt service payments and other operating costs, per the restrictions of the debt agreement.

(b)                      Accounts Receivable — Trade

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. There was no allowance for doubtful accounts as of December 31, 2013.

(c)                       Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance, including planned major maintenance, are charged to expense as incurred. Depreciation is computed using the straight-line method over the remaining useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

(Continued)

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

(d)                      Impairment of Long-Lived Assets

Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment (ASC 360). An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value with the difference recorded in operating costs and expenses in the statement of operations and comprehensive income. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets, and present value techniques. There have been no indicators of impairment as of December 31, 2013.

(e)                       Income Taxes

The Company is a wholly owned limited liability company (a disregarded entity) for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the Parent level. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. If the Company was a tax paying entity, pro forma tax benefit would be approximately $214 thousand for the year ended December 31, 2013.

(f)                         Revenue Recognition

All of the Company’s revenue is recognized as billable under the provisions of the PPA for energy with Pacific Gas and Electric Company, which has a term of 20 years. Revenue recognized under the PPA is calculated based on power output and established prices, as defined in the PPA. The PPA is recorded as an operating lease in accordance with ASC 840, Leases (ASC 840). ASC 840 requires minimum lease payments to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. The Company’s lease has no minimum lease payments. All rent is recorded as contingent rent on an actual basis when the electricity is delivered.

(g)                      Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

(h)                      Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with ASC 815, Derivatives and Hedging (ASC 815), which requires entities to recognize all derivative instruments as either assets or liabilities on the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item or recognized in accumulated other

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NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

comprehensive income (OCI), to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

The Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the cash flow hedge is dedesignated because a forecasted transaction is not probable of occurring, or management determines to remove the designation of the cash flow hedge.

In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings any gains and losses that were accumulated in OCI related to the hedging relationship. See note 6, Derivatives Instruments and Hedging Activity, for more information.

(i)                         Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of restricted cash, accounts receivable — trade, renewable energy grant receivable, notes receivable, accounts payable — trade, and derivative instruments. Restricted cash is held in a money market fund and invested in treasury and other government securities. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.

The Company sells 100% of the power it generates to a single customer, Pacific Gas and Electric, through a PPA. At December 31, 2013, the accounts receivable with this customer totaled $225 thousand. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this customer.

(Continued)

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

(j)                         Fair Value Measurements

The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurements (ASC 820). The Company does not hold or issue financial instruments for trading purposes.

For restricted cash, accounts receivable — trade, renewable energy grant receivable, and accounts payable — trade, the carrying amount approximates fair value because of the short-term maturity of those instruments and is classified as Level 1 within the fair value hierarchy.

Derivative instruments are recorded at fair value on the Company’s balance sheet on a recurring basis and are classified as Level 2 within the fair value hierarchy.

The carrying value of notes receivable and long-term debt approximate fair value as the notes receivable and long-term debt carry a variable interest rate and are classified as Level 3 in the fair value hierarchy.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

(k)                      Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results may differ from those estimates. Estimates are used for such items as derivative instruments, impairment of long-lived assets, and contingencies, among others.

(l)                         Recent Accounting Developments

ASU 2013-02 — In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2013-02, Other Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU No. 2013-02. The amendments in ASU No. 2013-02 require the Company to report the effect of significant

(Continued)

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

reclassifications out of accumulated other comprehensive income on the respective line items in net income, either on the face of the income statement or in the notes, if the amount being reclassified is required to be reclassified in its entirety to net income in the same reporting period. For other amounts not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures, which provide additional information about these amounts. The Company adopted this guidance on January 1, 2013. As this guidance provides only presentation requirements, the adoption of this standard did not impact the Company’s results of operations, cash flows, or financial position.

(3)                     Business Acquisition

On May 13, 2013, Solar PV acquired 100% of the equity interest in the Company for $20.5 million. The acquisition was accounted for by Solar PV using acquisition accounting and through the application of “push-down” accounting, the purchase price paid by Solar PV was allocated to the Company’s assets, liabilities and equity as of the acquisition date.  Accordingly, the Company recorded the identifiable assets acquired and liabilities assumed at their estimated fair values on the acquisition date, while transaction costs associated with the acquisition were expensed as incurred. At December 31, 2013, the initial accounting for the business combination was not complete because additional information still needs to be received.

The following table summarizes the provisional values assigned to the net assets acquired as of the acquisition date (in thousands):

Assets:
Restricted cash	$131
Property, plant, and equipment	71,705
Deposits	272
Note receivable	369
Total assets	72,477
Liabilities:
Accounts payable	303
Accrued expenses	5,170
Current portion of long-term debt	23,326
Long-term debt	23,145
Total liabilities	51,944
Net assets acquired	$20,533

The provisional fair values of the property, plant, and equipment and PPA acquired at the acquisition date were measured primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. Significant considerations in determining fair value measurements as defined in ASC 820 of the assets acquired and liabilities assumed are as follows:

•                               Property, plant, and equipment — The fair values of property, plant, and equipment acquired were valued utilizing the cost approach, which estimates fair value by determining the current cost of

(Continued)

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

replacing an asset with another of equivalent economic utility adjusted for functional obsolescence and physical depreciation. The assets acquired were classified as plant equipment and commenced depreciation upon the commercial operation date of the Facility.

(4)                     Property, Plant, and Equipment

As of December 31, 2013, property, plant, and equipment consisted entirely of plant equipment of $49.2 million, net of $1.3 million of accumulated depreciation. The depreciable lives of the plant equipment range from 15 to 25 years.

In 2013, the Company applied for cash grants in lieu of investment tax credits from the United States (U.S.) Treasury Department in the amount of $22.7 million for the Kansas South facility, which is a qualified renewable energy project. The renewable energy grant receivables were recorded when the cash grant applications were filed, which resulted in a reduction to the book basis of the property, plant, and equipment.

In 2013, a reserve was established for a portion of the renewable energy grant receivable that was not expected to be realized as a result of the U.S. government’s budget sequestration. The $1.6 million reserve resulted in an increase in the book basis of the property, plant, and equipment.

In addition, the Company recorded the related deferred tax assets of $6.2 million recognizable by the Parent as a distribution to the Parent with a corresponding reduction in property, plant, and equipment.

In connection with the cash grants and related deferred tax assets, the book value of the Company’s property, plant, and equipment was reduced by a total of $27.3 million for 2013.

(5)                     Long-Term Debt

On April 26, 2012, Kansas South entered into a credit agreement (Credit Agreement) with Mizuho Corporate Bank, LTD for a $38 million construction loan that was convertible to a term loan upon completion of the project and a $21 million cash grant loan.

On June 28, 2013, the Company converted the outstanding construction loan to a term loan. The term loan has an interest rate of six-month LIBOR (0.2466% at December 31, 2013) plus an applicable margin of 2.625%. The applicable margin increases by 0.25% every four years. The cash grant loan has an interest rate of one-month LIBOR (0.1690% at December 31, 2013) plus an applicable margin of 2.00%. The term loan amortizes on a predetermined schedule and is secured by all of the assets of Kansas South. The Credit Agreement also includes a letter-of-credit facility on behalf of Kansas South of up to $4.6 million.

As of December 31, 2013, there was approximately $36.6 million outstanding under the term loan, $21.3 million under the cash grant loan, and $4.4 million of letters of credit were issued under the Credit Agreement.

The Kansas South Credit Agreement requires that the Company maintains a Historical Debt Service Coverage Ratio of at least 1.20 on each quarterly payment date. As of the December 31, 2013 quarterly payment date, the Company was in compliance with this requirement.

(Continued)

NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

The following table summarizes the principal maturities of the Company’s long-term debt for the years ending after December 31, 2013 (amounts in thousands):

Debt
maturities
Year ended December 31:
2014	$23,326
2015	2,083
2016	2,110
2017	2,071
2018	1,970
Thereafter	26,372
Total	$57,932

(6)                     Derivative Instruments and Hedging Activity

(a)                      Interest Rate Swaps

In accordance with the Credit Agreement described in note 5, Long-Term Debt, on May 3, 2013, the Company entered into a fixed for floating interest rate swap for 75% of the outstanding term loan amount, intended to hedge the risks associated with floating interest rates. The Company will pay its counterparty the equivalent of 2.3675% fixed interest payments on a predetermined notional value, and the Company will receive semi annually the equivalent of a floating interest payment based on a six-month LIBOR from December 31, 2013 through the term loan maturity date. The original notional amount of the swap, which became effective in June 2013, and matures on December 31, 2030, was $28 million and will increase and amortize in proportion to the loan. As of December 31, 2013, the notional amount of the swap was $28 million.

(b)                      Accumulated Other Comprehensive Income

The following table summarizes the effects of the swaps on the Company’s accumulated OCI balance, which reflects the change in fair value of the swaps described above (amounts in thousands):

Accumulated OCI balance as at May 13, 2013	$—
Mark-to-market of cash flow hedge accounting contracts	1,622
Accumulated OCI balance as at December 31, 2013	$1,622

For the year ended December 31, 2013, there was no impact to the statement of operations and comprehensive income related to ineffectiveness or reclassifications from OCI. The Company expects losses of approximately $539 thousand to be realized from OCI during the next 12 months.

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NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

(7)                     Related-Party Transactions

The Company entered into an asset management agreement (AMA) with NRG Solar Asset Management, LLC, an indirect wholly owned subsidiary of NRG. Beginning on May 13, 2013, the Company began paying management fees that increase in subsequent periods based on certain adjustment ratios and will reimburse its affiliate for reasonable expenses incurred in connection with its services.

The AMA will remain in effect until the earlier of the sale of Kansas South to a third party or a date that is 10 years after the final commercial operations date. Upon the expiration of the initial term, the AMA will automatically extend in one year increments unless either party delivers written notice of termination to the other party no later than 180 days prior to the expiration of the initial term. The Company incurred costs under the AMA of approximately $19 thousand for the period from acquisition to December 31, 2013.

(8)                     Commitments and Contingencies

In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company.

(a)                      Power Purchase Agreement

In June 2011, the Company entered into a 20-year PPA to provide solar-generated electricity to Pacific Gas and Electric Company. Under the terms of the PPA, the Company is obligated to deliver up to 20 MW of electric energy output generated by the Facility. Revenues consist of fixed payments based on production. Under the terms of the PPA, the Company has guaranteed certain performance output that if not achieved could result in the payment of shortfall amounts.

(b)                      Operations and Maintenance Agreement

In December 2011, the Company entered into a 5-year operation and maintenance agreement (O&M Agreement) with Swinerton Builders, which is subject to an automatic extension for one year periods following the expiration of the initial term. Under this agreement, the Company pays a fixed monthly operating fee and provides reimbursement of all labor costs, including payroll taxes, and other costs. The Company incurred costs under the O&M Agreement of $188 thousand for the period from acquisition to December 31, 2013.

(c)                       Transmission Interconnection Agreement

On March 9, 2012, the Company entered into a 25-year small generator interconnection agreement (the Interconnection Agreement) with PG&E that connects the Facility to PG&E’s distribution system. Both the Company and PG&E are responsible for their share of reasonable costs associated with operating, maintaining, and replacing their distribution or interconnection facilities.

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NRG SOLAR KANSAS SOUTH LLC

Notes to Financial Statements

December 31, 2013

(d)                      Lease Agreement

On August 3, 2011, the Company entered into a 20-year land lease agreement (Land Lease Agreement) with the RE Kansas South Landco LLC. Under the terms of the Land Lease Agreement, the Company is required to pay approximately $87,003 per year to RE Kansas South Landco LLC during the initial period, to be made in quarterly installments. The Company has the right to extend the lease for up to three additional five-year periods. The Company incurred costs under the lease agreement of $46 thousand for the period from acquisition to December 31, 2013.

Future minimum lease commitments under the land lease, which is accounted for as an operating lease, for the year ending after December 31, 2013, are as follows (in thousands):

2014	$87
2015	87
2016	87
2017	87
2018	87
Thereafter	1,175
Total	$1,610

(9)                     Subsequent Events

In February 2014, the Company received a demand letter from Recurrent requesting payments for certain disputed items within the purchase and sale agreement. The Company has engaged independent engineers to investigate the validity of the related claims and has responded to the demand letter contesting the related payments. The Company’s maximum exposure with respect to the claim is $2.5 million, which would be reflected as an adjustment to the purchase price for the acquisition.

On April 21, 2014, the Company received $21 million from the U.S. Treasury Department, which represented the full amount of the renewable energy grant receivable. On April 24, 2014, the Company utilized the proceeds from the cash grant to repay the outstanding balance of the cash grant loan.

These financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the balance sheet date through April 29, 2014, the date that the financial statements are available to be issued.